Exhibit 99.1

Walter Energy Announces Resignation of Keith Calder

TAMPA, FL, June 30, 2011 — Walter Energy (NYSE: WLT), the world’s leading, publicly traded “pure play” producer of metallurgical coal for the global steel industry, announced today that Keith Calder has tendered his resignation as Chief Executive Officer and a director, effective July 31, 2011.  The Board has named Board member Joseph B. Leonard to succeed Mr. Calder as Interim Chief Executive Officer at that time.

Mr. Leonard served as Walter Energy’s Interim Chief Executive Officer from March 2010 through March 2011.  The Board has engaged Spencer Stuart to initiate a search, within Walter Energy and externally, for a permanent Chief Executive Officer.

Mr. Calder informed the Board in his letter of resignation that he is resigning due to differences of opinion concerning management philosophy. Said Mr. Calder, “I do believe Walter Energy has immense potential and I am sure it will be realized. That said, it is now time for me to move on and pursue other interests.”

Michael T. Tokarz, the non-executive Chairman of the Board, said, “We accept Keith’s decision to resign and appreciate his desire to move on.  We thank him for helping us through the transition and integration of Walter Energy and Western Coal into one company — the new Walter Energy.  Most important, we are confident that the company, under the direction of Joe Leonard, will continue its current momentum.”

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure play” metallurgical coal producer for the global steel industry. The Company also produces steam coal and industrial coal, anthracite, metallurgical coke and coal bed methane gas. The Company has strategic access to high-growth steel markets in Asia, South America and Europe. Walter Energy had 2010 pro forma revenues of approximately $2.3 billion and employs approximately 4,000 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit the company website at www.walterenergy.com.